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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 19, 2007, relating to the financial statements and financial highlights which appear in the August 31, 2007 Annual Reports to Shareholders of each of the five portfolios constituting Short-Term Investments Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

December 14, 2007
Houston, TX